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EXHIBIT 10.64

                                LICENSE AGREEMENT

         This Agreement is entered into as of August 2, 2000 between Licensor AMBI Inc., a New York corporation ("AMBI"), and Licensee Biosynexus Incorporated, a Delaware corporation ("BIO") (collectively the "parties").

         WHEREAS, AMBI has developed, and has maintained as confidential, certain valuable PROPRIETARY INFORMATION, hereinafter defined, with respect to the manufacture, use, and sale of LYSOSTAPHIN PREPARATIONS, hereinafter defined, and LICENSED PRODUCTS, hereinafter defined; and

         WHEREAS, BIO desires the right to use PROPRIETARY INFORMATION in (i) the manufacture of LYSOSTAPHIN PREPARATIONS for use in LICENSED PRODUCTS and for sale to AMBI, and (ii) the manufacture, use, and sale of the LICENSED PRODUCTS; and

         WHEREAS, AMBI has obtained, or may obtain, patents encompassed by the PATENTED TECHNOLOGY, hereinafter defined, for certain inventions relating to the manufacture, use, and sale of LYSOSTAPHIN PREPARATIONS and the LICENSED PRODUCTS; and

         WHEREAS, BIO desires the right to use the inventions claimed in PATENTED TECHNOLOGY in the manufacture, use, and sale of LYSOSTAPHIN PREPARATIONS and the LICENSED PRODUCTS.

         NOW THEREFORE, for good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

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1        CERTAIN DEFINITIONS

         1.1 "AFFILIATE" shall mean any corporation or other business entity which directly or indirectly controls, is controlled by, or is under common control with a party. Control means ownership or other beneficial interest in 50% or more of the voting stock or other voting interest of a corporation or other business entity.

         1.2 "EXCLUDED PRODUCTS" shall mean all products comprising, incorporating, or relating to LYSOSTAPHIN PREPARATIONS for the fields of application that are described by the general classifications listed in Exhibit A-2 attached hereto.

         1.3 "LICENSED PRODUCTS" shall mean the AMBI products listed in Exhibit A-1 attached hereto.

         1.4 "NET SALES" means BIO's and its AFFILIATES, and their direct and indirect sublicensees' (the "BIO Group"), gross sales to a non-AFFILIATE third party, less rejections and returns; and customary allowances, credits, and quantity and cash discounts; and distributors', agents', and brokers' fees or commissions; and prepaid freight; and separately invoiced insurance, transportation, and taxes and other governmental charges.

         1.5 "LYSOSTAPHIN PREPARATIONS" shall mean all products containing any form, variant, or derivative of lysostaphin.

         1.6 "PATENTED TECHNOLOGY" shall mean AMBI patents and pending patent applications as of the date of this Agreement, and patents which may issue on any such applications, relating to the manufacture and use of LYSOSTAPHIN PREPARATIONS or the

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LICENSED PRODUCTS, including any U.S. patents listed in Exhibit C, and their foreign equivalents.

         1.7 "PROPRIETARY INFORMATION" shall mean all secret or confidential business and/or technical information relating to LYSOSTAPHIN PREPARATIONS, or the LICENSED PRODUCTS, as listed in Exhibit B.

         1.8 "TECHNICAL INFORMATION" shall mean technical information other than the PROPRIETARY INFORMATION and the PATENTED TECHNOLOGY within AMBI's control, relating to the manufacture of LYSOSTAPHIN PREPARATIONS or the LICENSED PRODUCTS.

2        SCOPE OF LICENSE GRANT

         2.1 Subject to all the terms and limitations of this Agreement and subject to any U.S. Government rights, AMBI grants to BIO the sole and exclusive, perpetual, transferable, and world-wide rights and licenses, with the right to sublicense, to use PROPRIETARY INFORMATION, TECHNICAL INFORMATION, and PATENTED TECHNOLOGY in developing, manufacturing, having manufactured, using, selling, marketing, or distributing the LICENSED PRODUCTS.

         2.2 Subject to all the terms and limitations of this Agreement, but without limiting in any way the grant of the rights set forth in Section 2.1, AMBI grants to BIO the non-exclusive, perpetual, transferable rights and licenses, with the right to sublicense, to use the PROPRIETARY INFORMATION, TECHNICAL INFORMATION, and PATENTED TECHNOLOGY for manufacture of LYSOSTAPHIN PREPARATIONS for use by BIO in research, in the LICENSED PRODUCTS, and for sale to AMBI or its designee.

         2.3 AMBI and BIO agree that this Agreement does not include the right of BIO to develop, manufacture, have made,

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use, sell, or distribute the EXCLUDED PRODUCTS, or to sell LYSOSTAPHIN
PREPARATIONS as such except to AMBI or its designee.

         2.4 AMBI and BIO further agree that this Agreement does not include the right of BIO to use any of AMBI's copyrights, trademarks, or trade names, in connection with the manufacture, use, sale, or distribution of any of the LICENSED PRODUCTS.

3        PAYMENTS

         3.1 Initial License Fee - BIO shall pay to AMBI upon the effective date of this Agreement (the "Effective Date"), an initial license fee of $(***).

         3.2 Annual Licensee Fees - An annual license fee of $(***) shall be paid by BIO to AMBI within thirty (30) days of each anniversary of the Effective Date for a period of eighteen (18) years (corresponding to the number of years until U.S. Patent 6,028,051 expires). Royalties paid during the twelve (12) month period prior to each anniversary of this Agreement, are creditable against the annual license fee for that twelve month period.

         3.3 Royalties - BIO shall pay to AMBI royalties on all NET SALES of each LICENSED PRODUCT, that are made at any time from and after the date of commercial launch of such LICENSED PRODUCT, and such royalty payments shall continue for such LICENSED PRODUCT for a period of eighteen (18) years from the Effective Date of this Agreement. Royalties are payable on NET SALES during each year beginning from the first day of the month in which the Effective Date falls, at the following rates:

NET SALES up to $25 million                                              (***)%
NET SALES greater than $25 million up to $100 million                    (***)%

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NET SALES greater than $100 million                                      (***)%

         3.4 BIO shall maintain records of each NET SALE of a LICENSED PRODUCT for not less than seven (7) years after such NET SALE. Such records shall be sufficient to enable royalties payable to AMBI to be determined accurately.

         3.5 BIO agrees to make written reports to AMBI quarterly within thirty
(30) days after the end of each calendar quarter stating by product the quantity of and NET SALES of each LICENSED PRODUCT sold by the BIO Group during such quarter and a calculation of royalty due to AMBI, and shall include with each report payment of the royalty due.

         3.6 Without limiting any of AMBI's rights and remedies for any delay or failure to make royalty payments when due, payments required under this Agreement which are delinquent shall bear a late payment charge of one and one-half percent per month or the maximum lawful rate, whichever is lower.

         3.7 AMBI shall be entitled to audit the BIO Group's records from time to time at AMBI's expense to the extent necessary to verify the reports provided for herein, provided that AMBI may not exercise such audit right more than once in any calendar year, and such audit may only be conducted during normal business hours following 15 days prior written notice. Such audit is to be made by an independent certified public accountant, mutually acceptable to BIO and to AMBI, who shall report to BIO and AMBI the amount of royalty payable for the period under audit. If the audit shows an overpayment, such overpayment shall be credited to future royalties. If the audit shows an underpayment, BIO shall make payment of such amount to AMBI within thirty (30) days of receiving the audit report. If either party disagrees with the results of the audit, the party that disagrees shall notify the other party

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within thirty (30) days of receipt of the audit report and the parties shall endeavor in accordance with Section 11 to amicably resolve the dispute within a reasonable period of time. If the parties can not agree to a resolution within ninety (90) days of the receipt of the audit report, the matter shall then proceed to arbitration in accordance with Section 11.5.2.

         3.8 Milestone Payments - The following Milestone Payments are to be made within thirty (30) days after each Milestone Event set forth below. BIO shall pay to AMBI the amount set forth opposite such Milestone Event.

         Milestone Event
               Payment

(1)      Filing of first Investigational
         New Drug Application ("IND") or
         equivalent in the U.S. or another country                       $(***)

(2)      Initiation of first clinical trial in
         which efficacy data will be collected                           $(***)

(3)      Submission of first New Drug Application
         ("NDA") or equivalent in U.S. or another
         country                                                         $(***)

(4)      Upon each approval of an NDA or its equivalent
         in the U.S., each European Union country,
         and Japan ("Major Market Country")                              $(***)

(5)      Upon each approval of an NDA or its equivalent
         in each of the first ten (10) countries other than
         a Major Market Country ("Minor Market Country")                 $(***)


         The total payments under (4) and (5) above for NDA or equivalent approvals in Major Market Countries and Minor Market Countries shall not exceed $(***).

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4        TRANSFER OF PROPRIETARY INFORMATION

         4.1 AMBI shall furnish to BIO, promptly after the effective date of this Agreement, the PROPRIETARY INFORMATION, PATENTED TECHNOLOGY, and TECHNICAL INFORMATION relating to manufacture of LYSOSTAPHIN PREPARATIONS.

         4.2 To the extent that the PROPRIETARY INFORMATION is provided in documentary form, including written, graphic, or machine readable form, at least the first page of any such document, or the label attached to any such machine readable form, shall be suitably marked by AMBI to indicate its confidential nature.

         4.3 BIO agrees that, to the extent any document provided by AMBI and marked in accordance with Section 4.2 is copied or otherwise reproduced, in whole or in part, each copy or reproduction will be marked by the BIO Group to indicate its confidential nature.

         4.4 All PROPRIETARY INFORMATION shall remain at all times the property of AMBI. All PROPRIETARY INFORMATION shall not be used by the BIO Group beyond the scope of the licenses granted under this Agreement.

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5        IMPROVEMENTS

         5.1 Any inventions, modifications or improvements to, or applications of, the PROPRIETARY INFORMATION or the PATENTED TECHNOLOGY relating to the manufacture, modification or use of LYSOSTAPHIN PREPARATIONS and/or their uses in any of the LICENSED PRODUCTS discovered or made by BIO ("BIO Developments") shall be promptly disclosed to AMBI, and shall be owned by AMBI, and shall be deemed exclusively licensed to BIO in accordance with the licenses granted by AMBI to BIO under this Agreement, and otherwise consistent with the scope of the licenses and obligations under this Agreement. For the avoidance of doubt, AMBI may at any time use BIO Developments in developing, manufacturing, having manufactured, using, selling, marketing or distributing products for which BIO does not then have exclusive rights hereunder, e.g., LYSOSTAPHIN PREPARATIONS and the EXCLUDED PRODUCTS.

6        CONFIDENTIALITY

         6.1 BIO recognizes that AMBI's PROPRIETARY INFORMATION is critical to the business of AMBI and that AMBI would not enter into this Agreement without assurance that such PROPRIETARY INFORMATION and the value thereof will be protected as provided in this Section 6 and elsewhere in this Agreement. Accordingly, BIO agrees and shall obtain from the BIO Group agreement as follows:

         6.2 The BIO Group shall hold AMBI's PROPRIETARY INFORMATION in confidence and take all precautions with respect thereto.

         6.3 The BIO Group shall not divulge, release, disseminate, or otherwise disclose any PROPRIETARY INFORMATION, or any information derived therefrom, to any third party, except as permitted under and in accordance with Section 2.

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         6.4 Notwithstanding the foregoing, the preceding covenants shall not apply to any PROPRIETARY INFORMATION which the BIO Group can establish:

                  6.4.1 Is in or (through no improper action or inaction by the BIO, its agents or employees) enters the public domain;

                  6.4.2 Was rightfully in BIO's possession or known by it prior to receipt from AMBI, as evidenced by documentation in BIO's possession, which documentation is provided to AMBI within thirty (30) days of BIO's receipt of PROPRIETARY INFORMATION;

                  6.4.3 Was rightfully disclosed to BIO, without restriction, by a third party whose direct or indirect source is not AMBI; or

                  6.4.4 Was independently developed by BIO without access to or use of any PROPRIETARY INFORMATION.

         6.5 Immediately upon termination of BIO's license under Sections 9.2,
9.3 or 9.4, BIO shall, at AMBI's option, turn over to AMBI, or arrange for turn over by the BIO Group to AMBI, or arrange for destruction of, all documents or media containing any PROPRIETARY INFORMATION and any and all copies or extracts thereof and BIO and the BIO Group will make no further use of any kind of any of the PROPRIETARY INFORMATION.

         6.6 BIO acknowledges and agrees that due to the unique nature of AMBI's PROPRIETARY INFORMATION, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may result in irreparable harm to AMBI and therefore, that upon any such breach or any threat

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thereof, AMBI shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law.

         6.7 AMBI acknowledges and agrees that BIO may be required in the course of soliciting financing, establishing joint ventures and strategic alliances, sublicensing AMBI's PROPRIETARY INFORMATION, TECHNICAL INFORMATION or PATENTED TECHNOLOGY, or otherwise entering into agreements to manufacture, use, sell, market, or distribute the LICENSED PRODUCTS, to disclose all or a part of AMBI's PROPRIETARY INFORMATION. In connection with any such disclosure, BIO shall limit the disclosure of any PROPRIETARY INFORMATION to parties who in BIO's reasonable judgment have a need to know such PROPRIETARY INFORMATION for purposes of this Agreement, and who are, with respect to such PROPRIETARY INFORMATION, bound in writing by confidentiality terms no less restrictive than those contained herein, and agree to limit the use of the PROPRIETARY INFORMATION and TECHNICAL INFORMATION solely to determining whether to enter into a business relationship with BIO. BIO shall provide copies of such written agreements to AMBI upon request; provided, however, that such copies shall themselves be deemed PROPRIETARY INFORMATION.

7        PATENT PROSECUTION AND MAINTENANCE

         7.1 AMBI shall continue prosecution of pending patent applications and shall maintain the PATENTED TECHNOLOGY. During the term of this Agreement, any decision to discontinue prosecution of a pending patent application or to discontinue maintenance of the PATENTED TECHNOLOGY shall require the agreement of BIO. BIO shall pay for all of AMBI's reasonable out of pocket expenses for the prosecution and maintenance of the PATENTED TECHNOLOGY, i.e., all patents and patent applications relating to LYSOSTAPHIN or its manufacture or use ("Patent Payments"). Payments to outside counsel with respect to patent prosecution within the U.S. Patent and Trademark

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Office and foreign patent offices, and payments of maintenance fees, and payments for activities undertaken at BIO's request or with BIO's concurrence are deemed reasonable. AMBI shall have the right to make the Patent Payments and to bill BIO (without markup) for the Patent Payments, and BIO shall pay the amounts for Patent Payments to AMBI within thirty (30) days of AMBI's invoice for the Patent Payments.

8        BIO AFFILIATIONS

         8.1 BIO shall pay to AMBI promptly upon receipt, and in kind, the Applicable Percentage of all Non-Royalty Consideration which BIO receives at any time prior to the fourth anniversary of the Effective Date in respect of a Triggering Transaction.

         8.2      Certain Definitions.

                  8.2.1 The term "Triggering Transaction" means a transaction in which any third party (a "Transaction Payor") pays consideration to BIO principally for LYSOSTAPHIN PREPARATIONS or LICENSED PRODUCTS or any license granted hereunder by AMBI to BIO, but only if, after giving effect to such transaction, BIO owns 50% or less of the ownership and profit sharing interest in the license granted hereunder by AMBI to BIO or in all NET SALES made from time to time by the Transaction Payor or its AFFILIATES.

                  8.2.2 "Non-Royalty Consideration" means any cash or stock or other asset or property which BIO at any time receives directly or indirectly from any Transaction Payor, other than running royalties based on Net Sales. Without limiting the generality of the foregoing, Non-Royalty Consideration includes:

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                  (i) amounts paid by a Payor for any assets, capital stock or debt or other interest or securities in or of BIO or as consideration for the contribution by BIO of certain assets to a joint venture with the Payor or AFFILIATES of the Payor;
                  (ii) off-balance sheet financings;
                  (iii) research payments and reimbursements;
                  (iv) license fees; and
                  (v) option fees and option exercise payments.

                  8.2.3 "Applicable Percentage" means 25% for Non-Royalty Consideration received by BIO during the first year after the Effective Date; 20% of such amounts received in the second year after the Effective Date; 15% of such amounts received in the third year after the Effective Date; and 10% of such amounts received in the fourth year after the Effective Date.

         8.3 From and after any Triggering Transaction, should a Transaction Payor or its AFFILIATES be obligated (whether as a sublicensee or otherwise) to pay royalties to AMBI in respect of NET SALES made by the Transaction Payor or its AFFILIATES, such royalties shall be paid to AMBI at the rate provided in
Section 3.3, except that for any Triggering Transaction entered into prior to the third anniversary of the Effective Date, such royalties shall be paid to AMBI at the rate provided in Section 3.3 plus 1%.

         8.4 Until the fourth anniversary of the Effective Date, BIO shall give to AMBI not less than 30 days' prior notice before BIO enters into or agrees to enter into any Triggering Transaction. BIO shall also forthwith provide to AMBI accurate copies of all agreements, instruments and documents from time to time signed by BIO in respect of any Triggering Transaction, and a detailed report of any Non-Royalty Consideration paid or payable in respect thereof.

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9        TERM AND TERMINATION

         9.1 This Agreement will remain in effect for a period of eighteen (18) years from the Effective Date, unless terminated earlier pursuant to Sections 9.2, 9.3 or 9.4.

         9.2 BIO may terminate this Agreement at any time upon one hundred eighty (180) days prior written notice.

         9.3 If a party breaches a material provision of this Agreement, then in addition to such other rights and remedies as may be available to the aggrieved party, the aggrieved party may terminate this Agreement upon sixty (60) days prior written notice unless the breach is cured within such period or, if the breach cannot reasonably be so cured, diligent efforts to effect such cure are commenced during that period and are continued in a diligent manner until the cure is completed, which shall be within a reasonable time.

         9.4 If BIO does not make Reasonable Efforts (as defined below) to develop and commercialize a LICENSED PRODUCT in a Major Market Country, all licenses and rights with respect to such LICENSED PRODUCTS shall terminate and revert to AMBI. Reasonable Efforts shall include (i) appropriate pre-clinical and clinical testing; and (ii) regulatory submission upon satisfactory completion of clinical testing. Failure to engage in any of these activities in a meaningful way for a continuous period of six months shall be evidence of lack of reasonable effort.

         9.5 In the event of any termination of this Agreement under Section 9.2, or Section 9.3, or Section 9.4 of this Agreement, the rights and licenses granted BIO under this Agreement shall terminate and BIO shall have no further obligations to AMBI associated with LYSOSTAPHIN PREPARATIONS or

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LICENSED PRODUCTS, except (1) for BIO's obligations under Section 6, as well as obligations imposed by BIO on a third party, to maintain the confidentiality of PROPRIETARY INFORMATION and TECHNICAL INFORMATION, which shall survive such termination,(2) for payments of amounts owed as of termination, and (3) for return of PROPRIETARY INFORMATION and TECHNICAL INFORMATION. All rights relating to PROPRIETARY INFORMATION, TECHNICAL INFORMATION, and PATENTED TECHNOLOGY shall revert to AMBI, and AMBI shall have the right to use BIO Developments for any and all purposes. In addition, BIO shall upon termination of the license after six (6) months from the Effective Date for any reason other than expiration or a material breach of the Agreement by AMBI, pay to AMBI a one-time termination fee of $(***) regardless of whether there are three (3) years left on the original term of the license, BIO will make payments to AMBI regarding any royalty obligations incurred but not yet paid, and BIO will be obligated to make any payments due to AMBI as the result of an Affiliation entered into prior to the termination of the license and owing as of the date thereof; provided, however, that other than as described in this paragraph BIO shall have no ongoing payment obligations to AMBI after the termination (for any reason) of the License Agreement.

         9.6 In the event of a termination of this Agreement, AMBI shall retain all payments made prior to the date of termination and all payments to be made after termination.

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10       REPRESENTATIONS AND WARRANTIES

         10.1 AMBI represents and warrants that it has full power, authority and legal right to enter into and perform this Agreement and to grant to BIO the rights and licenses set forth herein; that the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part; and that the execution, delivery and performance of this Agreement do not contravene any law, governmental rule, regulation or order binding on AMBI or contravene its charter or by-laws or any material indenture, mortgage or contract or other agreement to which it is a party or by which it is bound and which could reasonably be expected to have a material adverse effect on the ability of AMBI to fulfill its obligations under the Agreement.

         10.2 BIO represents and warrants that it has full power, authority and legal right to enter into and perform this Agreement; that the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part; and that the execution, delivery and performance of this Agreement do not contravene any law, governmental rule, regulation or order binding on BIO or contravene its charter or by-laws or any material indenture, mortgage or contract or other agreement to which it is a party or by which it is bound and which could reasonably be expected to have a material adverse effect on the ability of BIO to fulfill its obligations under the Agreement.

         10.3 AMBI represents and warrants that AMBI owns or has the right to license the PROPRIETARY INFORMATION and PATENTED TECHNOLOGY to BIO to the extent set forth in this License Agreement.

         10.4 WARRANTY DISCLAIMER - EXCEPT AS OTHERWISE SET FORTH HEREIN, AMBI MAKES NO WARRANTY WITH RESPECT TO ANY TECHNOLOGY,

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GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY
DISCLAIMS WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

11       MISCELLANEOUS

         11.1  Infringement Issues; Indemnification

                  11.1.1 Intellectual Property Indemnity.

                           11.1.1.1  AMBI agrees, at its own expense, to defend
or, at its option, to settle, any claim or action brought against BIO to the extent it is based on a claim that BIO's use of the LICENSED PRODUCTS (which term for all purposes of this Section 11.1 does not include any product which either (A) is not claimed in an issued patent referred to in Section 1.7 or (B) if claimed in an issued patent referred to in Section 1.7, is combined with or uses products, processes or materials which are not the subject matter of any such claim) or PATENTED TECHNOLOGY (which term for all purposes of this Section
11.1 does not include any PATENTED TECHNOLOGY (as defined in Section 1.7) which relates to the manufacture or use of any product other than LICENSED PRODUCTS as defined for the purposes of this Section 11.1) in accordance with the scope of this Agreement infringes or violates any United States patent, United States copyright, trademark, trade secret or other intellectual property right of a third party, and will indemnify and hold BIO harmless from and against any damages, costs and fees of any kind whatsoever incurred (including reasonable attorneys' fees) that are attributable to such claim or action. BIO agrees that AMBI shall have the foregoing obligation only if BIO provides AMBI with: (i) prompt written notification of the claim or action; (ii) sole control and authority over the defense or settlement thereof (and will consult with BIO with respect thereto to the extent reasonably practicable); and (iii) all available information, assistance

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and authority to settle and/or defend any such claim or action (all at AMBI's sole cost and expense). BIO shall have the right, at its expense, to participate in any such claim through counsel of its choice.

                           11.1.1.2  If any LICENSED PRODUCTS or PATENTED
TECHNOLOGY becomes, or in the opinion of AMBI is likely to become, the subject of an infringement claim or action, AMBI may procure, at no cost to BIO, the right to continue using the LICENSED PRODUCTS or PATENTED TECHNOLOGY. If BIO is enjoined, by order of a court or other governmental body, from using the LICENSED PRODUCTS or PATENTED TECHNOLOGY as contemplated by this Agreement as a result of an infringement claim or action, then AMBI may, at its sole option:
(i) procure, at no cost to BIO, the right to continue using the LICENSED PRODUCTS or PATENTED TECHNOLOGY; (ii) replace or modify the LICENSED PRODUCTS or PATENTED TECHNOLOGY to render it noninfringing, provided there is no material loss of utility; or (iii) if, in AMBI's reasonable opinion, neither (i) nor (ii) are commercially feasible terminate the license and refund the amounts BIO paid for such LICENSED PRODUCTS or PATENTED TECHNOLOGY. Except as provided in Section 11.1.1.1, the foregoing provisions of this Section 11.1.1.2 state AMBI's sole obligation and BIO's exclusive remedy in the event of any such claim.

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                           11.1.1.3 AMBI will have no liability under this
Section 11.1.1 or the limited warranty provided for in Section 10.3, for any claim or action where: (i) such claim or action would have been avoided but for modifications of the LICENSED PRODUCTS or PATENTED TECHNOLOGY, or portions thereof, made by any party other than AMBI (or any third party retained by AMBI) after delivery to BIO; (ii) such claim or action would have been avoided but for the combination or use of the LICENSED PRODUCTS or PATENTED TECHNOLOGY, or portions thereof, with other products, processes or materials; (iii) after BIO is enjoined from using the LICENSED PRODUCTS or PATENTED TECHNOLOGY, BIO continues allegedly infringing activities after being notified thereof (provided that BIO shall also indemnify AMBI against liabilities incurred by AMBI as a result of BIO continuing to engage in allegedly infringing activities after being notified thereof, but prior to being enjoined from using the LICENSED PRODUCTS or PATENTED TECHNOLOGY); (iv) BIO continues allegedly infringing activities after being informed of modifications that would have avoided the alleged infringement, provided that there is not material loss of functionality; or(v) BIO's use of the LICENSED PRODUCTS or PATENTED TECHNOLOGY is not strictly in accordance with the terms of this Agreement. BIO agrees to indemnify and hold AMBI harmless from and against all losses, damages and expenses, including reasonable attorney's fees, in connection with any claims brought against AMBI and its officers, employees, agents or subcontractors arising as a result of any of the conditions described in clauses (i) through (v) above. AMBI agrees that BIO shall be released from the foregoing obligation unless AMBI provides BIO with: (i) prompt written notification of the claim or action; (ii) sole control and authority over the defense or settlement thereof; and (iii) all available information, assistance and authority to settle and/or defend any such claim or action.

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                  11.1.2 General Indemnity - Each party shall indemnify the
other and hold the other harmless for and against any and all loss, damage, costs or expenses (including legal costs and expenses) incurred by the other party by reason of any breach of any provision of this Agreement.

         11.2 Independent Contractors - The parties are independent contractors and not partners, joint venturers or otherwise affiliated and neither has any right or authority to bind the other in any way.

         11.3 Assignment - The rights and obligations of the parties under this Agreement, may in the case of AMBI be assigned or transferred, and in the case of BIO may be assigned or transferred (without thereby releasing BIO from any of its obligations), provided that the assignee or transferee 1) is not a person or entity involved in the manufacture of any EXCLUDED PRODUCTS for other than AMBI, or 2) is not a person or entity manufacturing any LYSOSTAPHIN PREPARATIONS for sale or delivery other than to, or on behalf of, BIO or AMBI, and (3) assumes the obligations of assignor by instrument reasonably satisfactory to AMBI; and any such assignment or transfer must be consistent with the scope of the license and obligations under this Agreement, and BIO shall provide notice of each such third party to AMBI no later than 30 days prior to entering into an agreement with any such third party, and shall, at AMBI's request, provide a copy of any such third party agreement to AMBI.

         11.4 Amendment and Waiver - Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties.

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


         11.5  Resolution of Disputes

                  11.5.1 Negotiation Between Executives - The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, or the breach, termination or validity thereof, by negotiations between Chief Executive Officers or their designees who have authority to settle the controversy. Any party may give the other party written notice of any dispute not resolved in the normal course of business. Within 20 days after delivery of such notice, executives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the dispute. If the matter has not been resolved within 60 days of the disputing party's notice, or if the parties fail to meet within 20 days, either party may initiate arbitration of the controversy or claim as provided hereinafter.

                  If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least three working days' notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section are confidential and shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and state rules of evidence.

                  11.5.2 Arbitration - If a dispute arising out of or relating to this Agreement, or the breach, termination or validity thereof, has not been resolved by negotiation as provided herein, it shall be settled by arbitration in accordance with the Center for Public Resources Institute for Dispute Resolution Rules for Non-Administered Arbitration of Business Disputes. The arbitration shall take place in New York City, New York, shall be governed by the United States Arbitration Act, 9 U.S.C. ss.ss. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

         11.6 Governing Law and Legal Actions - This Agreement shall be governed by and construed under the domestic laws of the State of New York.

         11.7 Jurisdiction and Venue - The parties agree not to contest personal jurisdiction and further agree that any action initiated relating to this Agreement shall be filed in the United States District Court for the Southern District of New York.

         11.8 Headings - Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

         11.9 Notices - Notice under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service, or mailed by certified or registered mail, return receipt requested to a party at its addresses set forth in the signature block below or as amended by notice pursuant to this subsection.

         11.10 Entire Agreement - This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among the parties relating to the subject matter of this Agreement and all past dealing or industry custom.

         11.11 Severability - If any provision of this Agreement is held illegal, invalid or unenforceable by a court of competent jurisdiction, that provision will be limited or eliminated to the minimum extent necessary so that this

Agreement shall otherwise remain in full force and effect and enforceable.

SIGNATURE PAGE FOLLOWS

                           LICENSOR:

                           AMBI INC.

                           By: ______________________________
                                      Benjamin Sporn
                           Title:     Senior Vice President

                           Address:   AMBI Inc.
                                      4 Manhattanville Road
                                      Purchase, NY 10577
                                      U.S.A.
                                      Attn: Benjamin Sporn, Esq.

                           With Copy: Oscar D. Folger, Esq.
                                      Law Offices of Oscar D. Folger
                                      521 Fifth Avenue
                                      New York, NY 10175

                           LICENSEE:

                           BIOSYNEXUS INCORPORATED


                           By: ______________________________
                                      Gerald D. Fischer, MD

                           Title:     President & Chief Executive Officer

                           Address:   Biosynexus Incorporated
                                      9610 Medical Center Drive - Suite 100
                                      Rockville, MD 20850 U.S.A.
                                      Attn: Gerald D. Fischer, MD

                           With Copy: Gerald Farano, Esq.
                                      Winston & Strawn
                                      1400 L. Street, NW
                                      Washington, DC 20005

                                   EXHIBIT A-1

                                LICENSED PRODUCTS

"Drugs for Human Use" which means LYSOSTAPHIN PREPARATIONS for use in the diagnosis, cure, mitigation, treatment, or prevention of diseases in humans.

                                   EXHIBIT A-2

                                EXCLUDED PRODUCTS

All products that are not LICENSED PRODUCTS under this Agreement.

All products incorporating LYSOSTAPHIN PREPARATIONS that are not LICENSED PRODUCTS under this Agreement, including but not limited to:

LYSOSTAPHIN PREPARATIONS in any form for use with animals;


LYSOSTAPHIN PREPARATIONS for research by other than BIO, e.g. the sale of LYSOSTAPHIN PREPARATIONS for research use;


LYSOSTAPHIN PREPARATIONS for use as a reagent in manufacturing processes, e.g. the sale of LYSOSTAPHIN PREPARATIONS for use in producing bacterial cell wall preparations or for preparing cell protoplasts;


LYSOSTAPHIN PREPARATIONS for incorporation into EXCLUDED PRODUCTS.

LYSOSTAPHIN PREPARATIONS in combination with nisin, unless nisin is licensed to BIO.

                                    EXHIBIT B

                             PROPRIETARY INFORMATION

           1 Lysostaphin Production

           E. coli production strain.
           Bacillus Sphericus production strain.
           Manufacturing processes.

                                     PATENTS

Exhibit C

                                           Description

U.S. Patent No. 4,931,390 - Expression Of The Cloned Lysostaphin Gene

U.S. Patent No. 4,980,163 - Novel Bacteriocin Compositions For Use As Enhanced Broad Range Bactericides And Methods Of Preventing And Treating Microbial Infection


U.S. Patent No. 5,760,026 - Method For Treating Mastitis And Other Staphylococcal Infections

U.S. Patent No. 5,858,962 - Compositions For Treating Mastitis And Other Staphylococcal Infections


U.S. Patent No. 6,028,051 - Method For The Treatment Of Staphylococcal Disease

Serial No. 09/120,030 - A Method For The Treatment Of Staphylococcal Disease

Serial No. 09/263,776 - Compositions And Methods For Treatment of Stphylococcal Infection While Suppressing Formation of Antibiotic-Resistant Strains


Foreign equivalents of the above-identified United States Patents


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